Exhibit 99.2

Contact:
John Conron, Chief Financial Officer	301.366.7709
Ina McGuinness, Investor Relations	310.954.1100
Deanne Eagle, Media	917.837.5866

Neuralstem, Inc. Discloses NYSE Amex Notice

ROCKVILLE, Maryland, August 13, 2009 –Neuralstem, Inc. (NYSE Amex: CUR) today reported that on July 6, it submitted a plan to address Neuralstem’s non-compliance with NYSE Amex listing requirements. Also, on August 7, the Company received notice from the NYSE Amex that it failed to comply with Section (301) of Exchange rules related to its issuance of common stock on June 30.  Specifically, the Exchange requires companies to first file an application for the listing of additional securities and receive notice from the Exchange that the securities have been approved for listing. Failure to comply could jeopardize the Company’s continued listing status. However, the Exchange has determined that due to Neuralstem’s current listing status, the Exchange is treating its notice as a Warning Letter pursuant to Section 1009(a)(i) of the Company Guide. The Company has subsequently filed an application with the Exchange seeking approval for the issuance of the additional shares and awaits the Exchange’s decision on the matter.   Approval of the application by the Exchange will remedy the deficiency noted in the warning letter.

About Neuralstem, Inc.
Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease.  Neuralstem’s IND (Investigational New Drug) application is under review with the FDA for ALS.  ALS is a progressive fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. Pre-clinical work has shown Neuralstem’s cells to extend the life of rats with ALS (as reported the journal TRANSPLANTATION, October 16, 2006, in collaboration with Johns Hopkins University researchers), and also reversed paralysis in rats with Ischemic Spastic Paraplegia, (as reported in NEUROSCIENCE; June 29, 2007, in collaboration with researchers at University of California San Diego).

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